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                                                                   Exhibit 10.1

                              CONSULTING AGREEMENT
                              --------------------

          This consulting agreement is made and entered into effective February 14, 2002, by and between OTC DERIVATIVES & CO. SA, a Swiss joint stock company, "Consultant") and AMERICAN LEISURE, INC. (the "Corporation").

                                    RECITALS

     The Corporation wishes to engage the Consultant to provide general business consulting services, and the Consultant is willing to provide those services on the terms and conditions set forth below.

                                    AGREEMENT

     The parties therefore agree as follows.

1. Term of Engagement. The Corporation engages the Consultant to perform the services described below. The duties and obligations of the parties to this consulting agreement shall commence immediately and shall continue thereafter until January 31, 2007.

2. Duties. Consultant shall take such steps as may be required in order to assist the Corporation in:

     (a) completing a corporate restructuring whereby American Leisure Holdings, Inc. (ALH) becoming the parent company of American Vacation Resorts, Inc. ("AVR") (subject to Mr. & Mrs. Malcolm Wright receiving appropriate Court approval/permission to transfer their stock in AVR to ALH) and American Leisure, Inc., both of which are presently owned or controlled by either the Corporation or its principals;

     (b) obtaining listing of the combined enterprise on a national securities exchange in the U.S. through the acquisition of or merger with a listed company ("Listed Company");

     (c) arranging for listing of the combined enterprise on the Frankfurt Stock Exchange;

     (d) completing the purchase of additional real estate assets, including, but not limited to Sunstone Golf Resort, in Polk County, Florida, a 799 unit vacation resort near Disney World; and

     (e) completing the acquisition of Hickory Travel Systems, Inc., Saddlebrook, N,J,, from Mr. Bill Chiles.

In addition, the Consultant shall advise the Corporation as to matters relating to the capital structure of the Corporation. The Consultant shall, at the request of the Corporation, diligently seek out additional appropriate potential acquisition candidates for the Corporation, consistent with the growth plans contained within the Corporation's business plan. Consultant shall be available to consult with the board of directors, the officers, and the administrative staff of the Corporation at reasonable times concerning the search for such acquisition candidates, and shall provide strategic business advice with regard to the negotiation and consummation of acquisition contracts for such appropriate entities. The Corporation is under no obligation to purchase or affiliate with any of the potential candidates identified by the Consultant.




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3. No Guarantee. The Corporation understands that the Consultant is undertaking the activities described above on a best efforts basis, and with no guarantee that the desired results can be accomplished.

4. Receipt and Disbursement of Initial Funds. The initial $1.5 million the Corporation is raising is to be deposited into the escrow account maintained by the Consultant with its attorneys. Details for that account are as follows:

         ACCOUNT NAME:              OTC DERIVATIVES SA
                                    C/O RAICE PAYKIN & KRIEG LLP
                                    ATTORNEY ESCROW ACCOUNT

         BANK:                      STERLING NATIONAL BANK
                                    622 THIRD AVENUE
                                    NEW YORK, NY 10017

         ABA ROUTING NO.            026007773

         ACCOUNT NO.                08-138813-01

The Consultant, upon approval by the Corporation, will direct disbursement of those funds as follows.

     (a) An amount necessary to secure a controlling interest in the listed company in an amount not to exceed $550,000.

     (b) $100,000 for legal fees.

     (c) $50,000 for the account of American Leisure, Inc. immediately following receipt to cover accounting costs associated with completing the required audit.

     (d) $50,000 for the account of American Leisure, Inc. immediately following receipt to cover expenses in connection with the due diligence investigation of Hickory Travel.

     (e) $160,000 as a deposit for the acquisition of Hickory Travel.

     (f) $500,000 for the account of AVR immediately following receipt to pay the FTC the deferred payment due by AVR under the purchase agreement of March 23, 2001, reimburse costs pay by the Corporation in connection with the raising of new capital for ALH, ALI and AVR, working capital for the start up of sales and closing the loan facility from Textron.

     (g) The balance is to be applied as the Consultant and the Corporation jointly determine. The Consultant will be responsible for paying, from the balance remaining in escrow or otherwise, additional out-of-pocket expenses incurred in connection with the reverse merger, corporate restructuring and listing on the Frankfurt Stock Exchange as outlined in paragraphs 1(a) and 1(c), to the extent that funds are available. These expenses include but are not limited to legal and accounting fees incurred in connection with the transaction and are subject to the review and approval by the Corporation.

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5. Compensation. As compensation for its services Consultant shall be entitled to receive from the Corporation a fee equal to

     (a) an initial number of shares of the Corporation's common stock equal to the greater of

          (i) 4% of the outstanding common stock of the Listed Company; and

          (ii) 500,000 shares of such common stock (not to exceed 5% of the outstanding stock of the Listed Company); and

     (b) if at any time during the term of this agreement the number of shares theretofore issued to the Consultant as its fee shall be less than 4% of the Corporation's outstanding common stock, such additional number of shares as shall be required to bring the total number of shares issued to the Consultant as its fee to 4% of the then outstanding common stock.

No additional common stock shall be issuable to the Consultant under this Section after the term of this Agreement. The Corporation shall register the issuance of the shares called for by this Section with the Securities and Exchange Commission on Form S-8 or other available form, and shall issue the shares to the individuals performing services for the Corporation under this Agreement as specified by the Consultant.

6. Independent Contractor. Consultant shall be an independent contractor of the Corporation and shall not be deemed an employee, and a shall notify Corporation as to any withholding for tax purposes and indemnify Corporation from any IRS tax liability imposed caused from improper withholding should it occur.

7. Other Employment. Consultant shall be available at reasonable times for the services provided for in this consulting agreement, but shall devote only such time to the affairs of the Corporation as the Consultant, in his reasonable judgment, shall deem necessary. Consultant may represent, perform services for, and be employed by such additional persons or companies as the Consultant, in his sole discretion may desire.

8. Confidential Information. For the purposes of this agreement, "Confidential Information" shall mean the information described below, which is disclosed by the Corporation to Consultant in any manner, whether orally, visually, or in tangible form, including, but not limited to, documents, devices, computer readable media, trade secrets, formulae, patterns, inventions, processes, customer lists, sales records, pricing lists, margins, and other compilations of confidential information, and all copies of such confidential information. Tangible materials that disclose or embody Confidential Information shall be marked or identified by the Corporation as "confidential." Confidential Information that is disclosed orally or visually shall be identified by the Corporation as confidential at the time of disclosure.

     (a) Nondisclosure Period. Except as expressly permitted by the terms of this agreement, Consultant shall maintain in confidence and not disclose the Confidential Information for a period of three years from the date of disclosure (the "Non-Disclosure Period"), using a fiduciary degree of care to protect the Confidential Information.

     (b) Limited Disclosure. Consultant shall disclose the Confidential Information only to those of its employees, third parties, and agents in the normal course of business who have a need-to-know such information for the reasonable purposes of this agreement, and who

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additionally are under a contractual obligation with Consultant to protect the
Confidential Information.

     (c) Limits of Confidential Information. For the purposes of this agreement, Confidential Information shall not include any information which Consultant can prove:

          (i) was in Consultant's possession, or known to Consultant without confidentiality restriction, prior to disclosure by the Corporation,

          (ii) was generally known in the trade or business in which the Corporation is engaged at the time of disclosure to Consultant, or becomes generally known in the trade or business after such disclosure, through no act of Consultant,

          (iii) has come into the possession of Consultant without confidentiality restrictions from a third-party, and such third-party is under no obligation to the Corporation to maintain the confidentiality of such information, or

          (iv) was developed by or for Consultant independently without reference to the Confidential Information.

If a particular portion or aspect of the Confidential Information shall become subject to any of the above-mentioned exceptions, the parties expressly agree that all other portions or aspects of the Confidential Information shall remain subject to all of the provisions of this agreement.

     (d) No Reproduction. Consultant shall not reproduce or copy the Confidential Information, by any means whatsoever, except as may be reasonably required to accomplish Consultant's intended purpose with regard to the Confidential Information. Upon termination of this agreement, Consultant's right to use the Confidential Information shall immediately terminate. Upon such termination, or upon written demand by the Corporation at any time, Consultant shall promptly return to the Corporation, or destroy, at the Corporation's option, all tangible materials that disclose or embody any Confidential Information.

     (e) Proprietary Rights Legend. Consultant shall not remove any proprietary rights legend from the Confidential Information, and shall, upon the Corporation's reasonable request, add any proprietary rights legend to materials disclosing or embodying the Confidential Information.

     (f) Court Ordered Disclosure. In the event that Consultant is ordered to disclose the Corporation's Confidential Information pursuant to a judicial or governmental request, requirement, or order, Consultant shall promptly notify the Corporation in writing and shall take reasonable steps to assist the Corporation in contesting such request, requirement, or order, or in otherwise protecting the Corporation's rights prior to such disclosure.

9. U.S. Securities Laws. Consultant acknowledges that the Confidential Information may include material nonpublic information concerning corporations which are subject to the securities laws of the United States. The Corporation is specifically relying upon Rule 100(b)(2)(ii) of Regulation FD, in providing the Confidential Information to Consultant, and Consultant expressly agrees that he will not use the Confidential Information in violation of United States securities laws, and specifically agrees to keep the Confidential Information in confidence.

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10. General.

     (a) This agreement shall be construed under and in accordance with the laws of New York.

     (b) The Corporation shall, promptly after execution and delivery of this Agreement, furnish evidence reasonably satisfactory to the Consultant that the execution and delivery of this Agreement has been authorized by the Corporation's Board of Directors.

     (c) The parties shall execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the obligations of the parties in accordance with this agreement.

     (d) This agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this agreement.

     (e) This agreement supersedes any prior understandings or oral agreements between the parties respecting the subject matter contained in this agreement.

     (f) All agreements, warranties, representations, and indemnifications contained in this agreement, including without limitation the agreement set forth in Sections 8 and Section 9 shall survive the termination of this consulting agreement.

This consulting agreement shall be deemed a personal services contract with regard to the Consultant, and Consultant may not assign any or all of his interest in this agreement without the written consent of the Corporation.

     EXECUTED this 14th day of February, 2002.


                                               Consultant:

                                               OTC Derivatives SA


                                         By:   /s/__________________________



                                               American Leisure, Inc.


                                         By:   /s/__________________________

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